Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@cpa-ezxl.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 is a part, of the report dated September 23, 2010 relative to the financial statements of Rainbow Coral Corp., as of August 31, 2010 and for the period August 13, 2010 (date of inception) through August 31, 2010.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Peter Messineo, CPA
Peter Messineo, CPA
Palm Harbor Florida
September 23, 2010